Exhibit 10.3

DATED 22 MAY 2006

(1) ZHEJIANG YUHUI SOLAR ENERGY SOURCE CO., LTD.

(2) RENESOLA LTD

(3) LI XIAN SHOU

SERVICE AGREEMENT

Pinsent Masons

THIS AGREEMENT is made on the 22nd day of May 2006

BETWEEN:

(1)	ZHEJIANG YUHUI SOLAR ENERGY SOURCE CO., LTD., a company incorporated in the People’s Republic of China with the registered number 1016246 and having its registered address at Industry Zone, YaoZhuang, Jiashan County, Zhejiang Province, PRC (the “Company”);

(2)	RENESOLA LTD, a company incorporated in The British Virgin Islands with the registered number 1016246 and having its registered office at Craigmuir Chambers, Road Town, Tortola, British Virgin islands (“Renesola”); and

(3)	LI XIAN SHOU (PRC Identity No. 330106196808010015), of ChengZhong Road, ZhuGang Town, YuHuan County, Zhejiang Province, PRC (the “Executive”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Board”	means the Board of Directors of the Company from time to time

“Effective Date”	means the date of admission of Renesola’s shares to the Alternative Investment Market of the London Stock Exchange plc

“Employment”	means the employment established by this Agreement

“Group”	means the Company and its subsidiaries

“Group Company”	means any of (i) the Company, (ii) the holding company for the time being of the Company and (iii) any subsidiary for the time being of the Company or any such holding company; and “holding company” and “subsidiary” shall be construed in accordance with section 736 of the Companies Act 1985 (as amended) of the United Kingdom

“PRC” or “China”	means the People’s Republic of China

“RMB” or “Renminbi”	means the lawful currency of the PRC

“USD”	means the lawful currency of the United States of America

1.2	Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification of re-enactment thereof whenever made.

1.3	The headings shall be disregarded in construing this Agreement.

2.	EMPLOYMENT

The Company shall employ and continue to employ the Executive and the Executive shall serve and continue to serve the Company as Chief Executive Officer of the Company and its group of companies in such capacity as the Board may request in consultation with him. The Employment shall be subject to the terms contained in this Agreement. The Employment shall, subject to Clause 9, be for an initial period of three (3) years from the Effective Date. Thereafter, the Employment shall automatically continue from year to year unless terminated in accordance with Clause 9. Notwithstanding the foregoing, the Employment shall terminate upon the conclusion of the annual general meeting of the Company after which the Executive has attained the age of seventy (70) years, or such later expiry date as the Company may by resolution have appointed him as a director.

3.	DUTIES

3.1	The Executive shall be the Chief Executive Officer of the Company. His duties shall include (but not be in any way restricted to):

3.1.1	using his best endeavours to promote the interests and reputation of the Group giving at all times the full benefit of his knowledge, expertise and skill;

3.1.2	faithfully and diligently and to the best of his ability exercise such powers and perform such duties in relation to the Group’s business as the Board may from time to time require;

3.1.3	refraining from making any false or misleading statements about the Group;

3.1.4	implementing policies laid down by the Board and translating them into operational plans and day-to-day directives;

3.1.5	keeping the operations of the Company under constant review and presenting to the Board periodic statements, accounts, reports and statistics showing the progress and performance of the Company and the other Group Companies;

3.1.6	making plans for the future development and growth of the Company in developed and developing markets for the Company’s services;

3.1.7	considering and implementing changes in the Group’s organisational structure and in the allocation of the responsibilities that may be required to provide for growth and changes on activities, the business environment and personnel;

3.1.8	representing the Company in relevant associations, trade and commercial organisations, trade delegations, charities and public organisations which will enhance the prestige and recognition of the Company; and

3.1.9	maintaining and developing good relations with the governmental agencies and public figures of any country which the Company has or will have operations therein.

3.2	The Executive shall work such hours as are necessary for the proper performance of his duties under this Agreement at such times as the Executive shall reasonably determine bearing in mind his fiduciary duties as a director of the Company.

3.3	During the Employment, the Executive shall well and faithfully serve the Company and use his utmost endeavours to promote its interests, but so far as is reasonably possible, not in any way which may conflict with the interests of any other Group Company, which interests the Executive shall use his utmost endeavours to promote.

4.	PLACE OF WORK

4.1	Your normal place of work will be at the place of the Company’s registered address although you may be required to work from any of the Company’s premises on a temporary basis should the need arise. You may also be required to travel to clients’ sites and premises in the course of your duties and on occasion to attend training sessions and meetings elsewhere as the Company may determine.

4.2	During the course of your employment you may be required to change your normal place of work to any premises maintained by the Company from time to time. You will be given as much notice as possible of any such change.

5.	SALARY

5.1	The Executive’s salary shall be at the monthly rate of USD15,000 (or at such other rate as may from time to time be agreed in writing between the Company and Executive) and shall be inclusive of any director’s fees payable pursuant to the Company’s articles of association or otherwise. The Executive’s salary shall be payable on the first day of each month and shall be deemed to accrue from day to day.

5.2	The rate of the Executive’s salary specified in this Clause 5 shall be reviewed annually and by the remuneration committee. The Company is under no obligation to increase the Executive’s salary following such a review.

5.3	There shall be deducted from the salary of the Executive all such sums which the Company is entitled and authorised under the laws of PRC to deduct, such as the employee’s share of the Central Provident Fund contributions, as well as such other sums as may be agreed with him from time to time.

5.4	The Executive’s salary shall include any compensation in relation to their confidentiality obligations pursuant to Clause 12 of this Agreement.

6.	EXPENSES

6.1	The Company shall reimburse the Executive any travelling, hotel, entertainment and other out-of-pocket expenses reasonably incurred by him in the proper performance of his duties. Any credit card supplied to the Executive by the Company shall be used solely for expenses incurred by him in the course of the Employment and the Executive shall immediately return any such card to the Company whenever so required by the Board.

6.2	The payments provided for in Clause 6.1 are exclusive of any tax in the PRC, which, where applicable, shall be payable by the Company.

7.	EXECUTIVE BENEFIT SCHEME

The Company shall, during the continuance of the Employment, provide the Executive with:

7.1	a car allowance of RMB120,000 per annum to be paid in cash; and

7.2	a housing allowance of RMB120,000 per annum to be paid in cash.

8.	HOLIDAYS AND SICKNESS

8.1	The Executive shall be entitled in each calendar year to twenty-one (21) working days’ holiday with full salary (in addition to statutory holidays) to be taken at such reasonable time or times as may be approved by the Board. The Executive may accumulate and carry forward up to twelve (12) working days’ holiday to the following calendar year provided that all such holiday days shall be taken and cleared within the first six (6) months of such following calendar year. All holiday days not taken by such time shall be forfeited. The entitlement to holiday and, on termination of the Employment, holiday pay in lieu of holiday, shall accrue pro rata throughout each calendar year of the Employment.

8.2	If during the Employment the Executive is absent from work due to illness or injury she must notify the Company as soon as possible and, if practicable, on the first working day of incapacity. The Executive is entitled to the normal remuneration due to him under this Agreement during any period of absence (not exceeding one (1) year on any one occasion) from work due to sickness or injury.

8.3	If the Executive becomes unable to perform his duties properly by reason of illness or injury for a period or periods aggregating at least ninety (90) days in any period of 12 consecutive calendar months then the Company may terminate the Executive’s employment by giving him not less than one (1) months’ notice provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner’s certificate satisfactory to the Company to the effect that he has fully recovered his health and that no recurrence of his illness or injury can reasonably be anticipated.

9.	TERMINATION

9.1	Except as otherwise provided in Clauses 2, 8.3 and 9.2, the Employment may be terminated by either party giving the other not less than six (6) months’ notice in writing provided that the Company shall have the option to pay salary (pro-rated) in lieu of any required period of notice.

9.2	Notwithstanding the other provisions of this Agreement, the Company may terminate the Employment forthwith without prior notice (but without prejudice to the rights and remedies of the Company) for any breach of this Agreement in any of the following cases:

9.2.1	if the Executive fails or neglects efficiently and diligently to carry out his duties to the reasonable satisfaction of the Board;

9.2.2	if the Executive is guilty of dishonesty or serious or persistent misconduct, in all cases whether or not in connection with or referable to the Employment;

9.2.3	if the Executive becomes bankrupt or has a receiving order made against him or makes any general composition with his creditors;

9.2.4	if the Executive is convicted of any criminal offence which might reasonably be thought to adversely affect the performance of his duties;

9.2.5	if the Executive does any act or thing which may bring serious discredit on the Company or any other Group Company;

9.2.6	if the Executive neglects or refuses, without reasonable cause, to attend to the business of the Company or any other Group Company;

9.2.7	if the Executive flagrantly or persistently fails to observe and perform any of the duties and responsibilities imposed by this Agreement or which are imposed by law;

9.2.8	if the Executive becomes unsound of mind or suffers from a mental disorder; or

9.2.9	if the Executive otherwise acts in breach of this Agreement so as materially to prejudice the business of the Company or any other Group Company.

9.3	The Executive shall not, at any time after termination of the Employment for whatever reason, represent himself as being in any way connected with the business of the Company.

9.4	Upon termination of the Employment for whatever reason the Executive shall forthwith deliver to the Company or its authorised representative such of the following as are in his possession or control:

9.4.1	all keys, security and computer passes, plans, statistics, documents, records, papers, magnetic disks, tapes or other software storage media including any copies thereof which belong to the Group or which relate to the business of the Group including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by the Executive of any confidential information (as described in Clause 12.2);

9.4.2	all credit cards and charge cards provided for the Executive’s use by the Company; and

9.4.3	all other property of the Group not previously referred to in this Clause.

10.	EXECUTIVE’S POSITION AS DIRECTOR

The rights and duties of the Executive as a director of the Company and any Group Company shall be subject to the Articles of Association of the relevant company for the time being and shall be separate from and additional to his rights and duties pursuant to the Employment. His salary under this Agreement is inclusive of any remuneration to which the Executive may be entitled as a director of the Company or any other Group Company.

11.	NON-COMPETITION RESTRICTIONS

11.1	Save as disclosed in the prospectus to be issued by Renesola for the purposes of its initial public offering, the Executive shall not, at any time during the period of the Employment and for a period of one (1) year after the termination of the Employment, do or permit any of the following without the prior written consent of the Board:

11.1.1	directly or indirectly carry on or be engaged or interested in any capacity in any other business, trade or occupation whatsoever, except, in a business, trade or occupation which does not compete with the business or businesses of the Company or any Group Company or except as disclosed or declared in writing to the Company or any Group Company prior to the date hereof;

11.1.2	either solely or jointly with or on behalf of any person, firm or corporation directly or indirectly carry on or be engaged or interested in any business competing with the business or businesses of the Company or any Group Company;

11.1.3	either solely or jointly with or on behalf of any person, firm or corporation solicit the custom of any person who is or has been at any time during the period of the Employment:

(a)	a customer, agent or correspondent of the Group or in the habit of dealing with the Group;

(b)	in commercial negotiations with the Company or any Group Company with a view to placing business with the Company or such Group Company; or

(c)	visited by the Executive on behalf of the Company or any Group Company for the purpose of ascertaining the possibility of such person doing business with the Company or any Group Company, for the purpose of offering to such person goods or services similar to or competing with those of the business or businesses of the Company or Group Company;

11.1.4	either on his own account or in conjunction with or on behalf of any other person, firm, or company solicit or entice away, or attempt to solicit or entice away, from the Group any person who was employed in an executive, technical or managerial capacity in the Group at the date of termination of his employment whether or not such person would commit a breach of his contract of employment by reason of leaving such employment;

11.1.5	at any time hereafter in relation to any trade, business or company, use a name in such a way as to be capable of being or likely to be confused with the name of the Company and shall use all reasonable endeavour to procure that no such name shall be used by any person, firm or company with which she is connected; or

11.1.6	cause or permit any person or company directly or indirectly under his control or in which she has any beneficial interests to do any of the foregoing acts or things.

11.2	Each undertaking contained in Clause 11.1 shall be read and construed independently of the other covenants therein contained so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining covenants shall be valid to the extent that they are not held to be so invalid.

11.3	While the covenant in Clause 11.1 is considered by the Company and the Executive to be reasonable in all the circumstances, if one or more should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said covenants shall apply with such modifications as may be necessary to make them valid and effective.

12.	CONFIDENTIALITY

12.1	The Executive shall keep secret and shall not during the period of Employment or afterwards for whatever reason, use for his own or another’s advantage, or reveal to any person, firm or company, any of the trade secrets, business methods or information which the Executive knows or ought reasonably to have known to be confidential concerning the business or affairs of the Group so far as they shall have come to his knowledge during the Employment. The restrictions contained in this Clause 12.1 shall not apply:

12.1.1	to any disclosure or use authorised by the Board or required by law; or

12.1.2	to any trade secrets, business methods or information which may lawfully have come into the public domain other than by a breach of this Agreement.

12.2	For the purpose of this Clause 12, confidential information includes but is not limited to any documentation or information marked as confidential and information received or developed by the Group which is not publicly available and relates to processes, equipment and techniques used by the Group in the course of the Group’s business including but not limited to designs for product and manufacturing plant, technical data and marketing information such as customer lists, financial information and business plans.

13.	INTELLECTUAL PROPERTY

13.1	Subject to Clause 13.3, all intellectual property rights throughout the world in the Information and the Inventions shall vest and be the absolute property of the Company. Upon the request of the Company, the Executive shall at the expense of the Company execute all documents and do all such acts and things required to vest or perfect the vesting of such intellectual property rights legally and exclusively in the Company or any nominee or assignee of the Company.

13.2	The nature of any Inventions made or discovered by the Executive which in any way relates or may be related to any product, process, or business of any company in the Group shall forthwith be notified by the Executive to the Company.

13.3	In cases in which the Invention belongs to the Executive, the Company shall be entitled to negotiate with the Executive with a view to acquiring all or any rights, title and benefit in the Invention. The Executive shall not, without the prior consent in writing of the Company, disclose the same to any third party except to a chartered patent agent for the purpose of seeking protection for the Invention nor use the same for his own personal benefit or otherwise until the Company has in writing declined to negotiate or acquire the Invention or upon the expiry of three (3) months from the date of disclosure to the Company whichever is the sooner, except that if negotiations are entered into, no disclosure of the Invention to any third party shall be made until the conclusion of such negotiations except to the extent that such disclosure is authorised in writing by the Company.

13.4	The copyright in any computer programs, drawings, diagrams or other works made or originated by the Executive at any time during the continuance of the Agreement (whether during normal working hours or not) relating to or capable of being used in the business of any company in the Group shall vest in the Company (whether or not the work was made by the direction of the Company or was intended to benefit the Company) and the Executive shall, if called upon so to do by the Company, at any time hereafter execute such documents and do all acts and things at the Company’s costs as the Company may require to establish to confirm the ownership of such copyright in the Company.

13.5	For the purpose of this Clause 13, “Inventions” shall mean all patentable and non-patentable inventions, discoveries and improvements, processes and know-how, copyright works (including, without limitation, computer programs), new designs and the like discovered or created by the Executive in the course of the Employment or for the Group or discovered or created as a result (whether directly or indirectly) of anything done by him in pursuance of his duties hereunder and/or based (directly or indirectly) on any item of the Information or which in any way relates or may be related to any product, process or business of any company in the Group, and “Information” shall include all communications and information, whether written, visual or oral and all other material supplied to or obtained by the Executive in the course of the Employment and duties hereunder.

14.	MISCELLANEOUS

14.1	For such time that Renesola remains the ultimate holding company of the Company, the parties to this Agreement hereby expressly agree and acknowledge that Renesola shall be entitled to enforce the provisions of this Agreement as against the Executive.

14.2	This Agreement shall from the Effective Date operate in substitution for any terms of service previously in force between the Company and the Executive, but without prejudice to the rights, liabilities and obligations (if any) of either party accrued prior to that date. For the avoidance of doubt, the years of service of the Executive with the Company will be treated as continuous as from the date of this first employment with the Group on the Effective Date and recognised for superannuation benefits (for example long service awards). This Agreement constitutes the entire agreement and understanding between the parties as to its subject matter and both parties acknowledge that neither of them has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or referred to in this Agreement as forming part of the contract of employment of the Executive.

14.3	The various provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the remaining provisions of this Agreement.

14.4	The waiver by the Company of any breach of any term of this Agreement shall not prevent the subsequent enforcement of that term and shall not be deemed a waiver of any subsequent breach.

14.5	No variation or amendment of this Agreement or oral promise or commitment related to it shall be valid unless made in writing and signed by or on behalf of both parties.

14.6	Any notice to be given hereunder to the Executive may be served by being handed to him personally or by being sent by registered post to him at his address as set out at the beginning of this Agreement (or such other address as she may have notified the Company); and any notice to be given to the Company may be served by being left at or sent by registered post to the address as set out at the beginning of this Agreement (or such other address as the Company may have notified the Executive). Any notice served by hand shall be deemed to have been served on the date of service, and any notice served by post shall be deemed to have been served on the day (excluding Sundays and public holidays) next following the date of posting.

14.7	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

14.8	Except as otherwise provided herein, a person who is not a party has no right to enforce or to enjoy the benefit of any term of this Agreement.

IN WITNESS whereof this Agreement has been entered into on the date stated at the beginning.

[EXECUTION PAGE BEGINS HERE]

/s/ Xianshou Li
SIGNED by LI XIAN SHOU for and on behalf of
ZHEJIANG YUHUI SOLAR ENERGY SOURCE CO., LTD.

/s/ Xianshou Li
SIGNED by LI XIAN SHOU for and on behalf of
RENESOLA LTD

/s/ Xianshou Li
SIGNED by LI XIAN SHOU